Exhibit 99.1

Sourcefire Announces 2009 Fourth Quarter & Full Year Results

Crosses the $100 Million Milestone for Full Year 2009 Revenues

Fourth Quarter 2009:

  Revenue: $35.3 million, an increase of 37% year-over-year
  GAAP Net Income: $6.7 million, or $0.23 per diluted share
  Adjusted Net Income: $8.4 million, or $0.29 per diluted share

Full Year 2009:

  Revenue: $103.5 million, an increase of 37% year-over-year
  GAAP Net Income: $8.9 million, or $0.32 per diluted share
  Adjusted Net Income: $15.0 million, or $0.54 per diluted share

COLUMBIA, Md.--(BUSINESS WIRE)--February 25, 2010--Sourcefire, Inc. (Nasdaq: FIRE), the creators of SNORT® and a leader in intelligent cybersecurity solutions, today announced financial results for its fiscal fourth quarter and full year ended December 31, 2009.

“Sourcefire’s strong performance this quarter led us across the $100 million mark for full year 2009 revenues,” said John Burris, CEO of Sourcefire. “We continued growing top line revenue and expanding our operating margin in the quarter and for the full year. I’m particularly pleased that we achieved full year profitability on both an adjusted and a GAAP basis for the first time in the Company’s history.”

Financial Summary

  Total Revenues - Revenues for 4Q09 were $35.3 million compared to $25.7 million in 4Q08, an increase of 37%. Revenues for the twelve months ended December 31, 2009 were $103.5 million compared to $75.7 million for the same period last year, an increase of 37%.
  GAAP Net Income - Net income was $6.7 million for 4Q09, or $0.23 per diluted share, on the basis of generally accepted accounting principles (GAAP), compared with GAAP net income of $2.3 million, or $0.08 per diluted share, in 4Q08. Net income for the twelve months ended December 31, 2009 was $8.9 million, or $0.32 per diluted share, compared with GAAP net loss of $6.1 million, or a loss of $0.24 per diluted share, for the same period last year.
  Adjusted Net Income - Adjusted net income for 4Q09, which excludes stock-based compensation expense, was $8.4 million, or $0.29 per diluted share. This compares to adjusted net income in 4Q08, which excludes stock-based compensation expense, of $3.4 million, or $0.13 per diluted share. Adjusted net income for the twelve months ended December 31, 2009, which excludes stock-based compensation expense, was $15.0 million, or $0.54 per diluted share. This compares to adjusted net loss for the same period last year, which excludes stock-based compensation expense as well as CEO transition costs, of $0.8 million, or a loss of $0.03 per diluted share.
  Balance Sheet - As of December 31, 2009 the Company’s cash, cash equivalents and investments totaled $123.2 million.

Recent Company Highlights

Global Expansion & Channel Development

  Achieved 78% of 2009 revenues through partners, compared with 66% in 2008.
  Increased 2009 international revenues to $23.7 million, up 31% over 2008.
  Increased 2009 U.S. commercial revenues to $49.5 million, up 18% over 2008.
  Increased 2009 U.S. federal sector revenues to $30.2 million, up 92% over 2008.
  Added new channel partners in the Middle East, Eastern Europe, Benelux, the Nordics, Mexico, Peru and Brazil in the fourth quarter.

Innovation & Recognition

  Released the Sourcefire IPS 3D® System 4.9, providing more than two dozen intrusion prevention system (IPS) enhancements, including improved network visibility, new dashboard customization options, and the industry’s first Policy Layering capability.
  Engineered its first VMware-based virtual IPS appliances to extend protection to virtualized systems and remote office locations. These new virtual appliances afford enterprises, managed security service providers (MSSPs), and cloud computing providers with the same Snort-based IPS protection as their physical IPS counterparts.
  Earned Top “Recommend” Rating for best detection in Network Intrusion Prevention System Comparative Test Report, NSS Labs Inc. December 2009. Using its real-world testing methodology, NSS Labs compared 15 products against 1,159 live exploits in the industry's most comprehensive test to date.
  Selected for the third consecutive year to the Deloitte Technology Fast 500. The Deloitte Fast 500 program lists the fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America based on their percentage revenue growth over a five-year period.
  Launched a new Vulnerability Research Team (VRT) Vulnerability Report video series, Active Malware Report, and iPhone application. These new resources are designed to provide IT security professionals with the tools and intelligence necessary to stay ahead of emerging threats.
  Led the industry in same-day patch coverage with the Sourcefire VRT. The Sourcefire VRT is dedicated to protecting Sourcefire customers and Snort users by verifiably defending against attacks on vulnerabilities before specific exploits proliferate in the wild, while minimizing false positives and eliminating false negatives.
  Received network IPS certification from ICSA Labs, an independent division of Verizon Business. This continued testing and certification by ICSA Labs’ highly regarded network IPS testing program reaffirms Sourcefire’s commitment to investing the resources necessary to provide its customers with leading protection against today’s most menacing threats.
  Named a finalist by the SC Awards Reader Trust Voting Panel in the 'Best Intrusion Prevention/Detection' category for the Sourcefire 3D System and Sourcefire RNA (Real-time Network Awareness) as a finalist in the 'Best Policy Management Solution' category for 2010. Additionally, SC Magazine recognized Sourcefire as its 2009 IPS Innovator in the December issue.

First Quarter 2010 Outlook

Based on information as of February 25, 2010, Sourcefire expects revenue for the first quarter of 2010 in the range of $23.8 million to $24.8 million, net income per share in the range of $0.00 to $0.02 and, on an adjusted basis, net income per share in the range of $0.05 to $0.07. Sourcefire’s expectation of adjusted net income per share excludes stock-based compensation expense for the first quarter in the expected range of $1.9 million to $2.1 million and includes an adjustment to reflect the effect of an assumed tax rate of 35%.

Non-GAAP Measures

In evaluating the operating performance of its business, Sourcefire’s management excludes certain charges and credits that are required by GAAP. These non-GAAP results provide useful information to both management and investors by excluding (i) stock-based compensation, which does not involve the expenditure of cash, and (ii) items that Sourcefire believes may not be indicative of the Company’s operating performance, because either they are unusual and Sourcefire does not expect them to recur in the ordinary course of its business or they are unrelated to the ongoing operation of the business in the ordinary course. Beginning with the three months ending March 31, 2010, the company expects that non-GAAP results will also be adjusted to reflect the effect of an assumed tax rate of 35%, which is greater than the Company’s GAAP tax rate as a result of the use of net operating losses from prior periods to offset a portion of its tax liability. Sourcefire believes this adjustment provides useful information to both management and investors because it more accurately reflects the Company’s long-term tax rate. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call and Webcast

On Thursday, February 25, 2010 at 8:30 a.m. Eastern Time, Sourcefire will host a conference call to review these results. A listen-only web cast of the session will be available at http://investor.sourcefire.com. Those wishing to participate in the live session should use the following numbers to dial in:

Calling from the United States or Canada: 866-713-8395
Calling from other countries: 617-597-5309
Pass code: 73840533

An online replay will be available at http://investor.sourcefire.com following the completion of the live call and will remain available for at least 90 days.

About Sourcefire

Sourcefire, Inc. (Nasdaq:FIRE), is a world leader in intelligent Cybersecurity solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks. Sourcefire’s IPS and Real-time Awareness Security solutions equip customers with an efficient and effective layered security defense – protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike – with more than 40 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.

SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER®, SOURCEFIRE 3D®, RNA®, RUA™, DAEMONLOGGER™, CLAMAV®, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include expectations regarding financial results for the first quarter of 2010 and the Company’s future profitability. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the fact that the outlook for the first quarter of 2010 could change, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the U.S. Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.

Sourcefire, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue:	(unaudited)	(unaudited)	(unaudited)
Products	$23,787	$17,056	$62,585	$45,245
Technical support and professional services	11,484	8,659	40,880	30,428
Total revenue	35,271	25,715	103,465	75,673
Cost of revenue:
Products	4,911	4,347	15,641	12,408
Technical support and professional services	1,818	1,369	6,379	4,952
Total cost of revenue	6,729	5,716	22,020	17,360
Gross profit	28,542	19,999	81,445	58,313

Operating expenses:
Research and development	5,313	3,095	16,256	12,620
Sales and marketing	11,036	9,335	36,498	33,169
General and administrative	4,322	4,784	16,761	18,713
Depreciation and amortization	1,181	775	3,647	2,627
Total operating expenses	21,852	17,989	73,162	67,129
Income (loss) from operations	6,690	2,010	8,283	(8,816)
Other income, net	168	437	926	3,064
Income (loss) before income taxes	6,858	2,447	9,209	(5,752)
Income tax expense	193	179	331	319
Net income (loss)	$6,665	$2,268	$8,878	$(6,071)

Net income (loss) per share - basic	$0.25	$0.09	$0.34	$(0.24)
Net income (loss) per share - diluted	$0.23	$0.08	$0.32	$(0.24)

Weighted average shares outstanding used in computing per share amounts:
Basic	26,973,700	25,890,225	26,458,273	25,379,791
Diluted	28,882,258	26,944,042	27,987,115	25,379,791

Stock-based compensation expense for the three and twelve months ended December 31, 2009 and 2008 is included in the Consolidated
Statements of Operations as follows (in thousands):
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cost of revenue (product)	$30	$12	$84	$39
Cost of revenue (services)	57	38	171	104
Stock-based compensation expense included in cost of revenue	87	50	255	143

Research and development	293	192	995	735
Sales and marketing	606	373	1,921	1,390
General and administrative	759	501	3,000	2,218
Stock-based compensation included in operating expenses	1,658	1,066	5,916	4,343
Total stock-based compensation expense	$1,745	$1,116	$6,171	$4,486

Sourcefire, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
Assets	(unaudited)
Cash and cash equivalents	$53,071	$39,768
Investments	70,149	61,800
Accounts receivable, net	32,771	27,864
Inventory	4,414	4,521
Prepaid expenses and other current assets	4,428	2,115
Property and equipment, net	7,447	8,341
Other long-term assets	1,887	1,896
Total assets	$174,167	$146,305

Liabilities
Accounts payable and accrued expenses	$10,945	$12,292
Deferred revenue	34,177	24,108
Other liabilities	556	864
Total liabilities	45,678	37,264

Stockholders' Equity
Common stock	26	25
Additional paid-in capital	170,157	159,306
Accumulated deficit	(41,716)	(50,594)
Accumulated other comprehensive income	22	304
Total stockholders' equity	128,489	109,041

Total liabilities and stockholders' equity	$174,167	$146,305

Sourcefire, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2009	2008
	(unaudited)
Net income (loss)	$8,878	$(6,071)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	11,281	4,931
Net cash provided by (used in) operating activities	20,159	(1,140)

Net cash (used in) provided by investing activities	(11,504)	6,855

Net cash provided by financing activities	4,648	982
Net increase in cash and cash equivalents	13,303	6,697
Cash and cash equivalents at beginning of period	39,768	33,071
Cash and cash equivalents at end of period	$53,071	$39,768

Sourcefire, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Reconciliation to adjusted net income (loss):	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$6,665	$2,268	$8,878	$(6,071)
Stock-based compensation expense	1,745	1,116	6,171	4,037
Stock-based compensation expense related to CEO transition	-	-	-	449
CEO transition costs	-	-	-	742
Adjusted net income (loss)	$8,410	$3,384	$15,049	$(843)

Adjusted net income (loss) per share - basic	$0.31	$0.13	$0.57	$(0.03)
Adjusted net income (loss) per share - diluted	$0.29	$0.13	$0.54	$(0.03)

Weighted average number of shares - basic	26,973,700	25,890,225	26,458,273	25,379,791
Weighted average number of shares - diluted	28,882,258	26,944,042	27,987,115	25,379,791

CONTACT:
Media Contact:
Welz & Weisel Communications
Tony Welz
Principal
703-218-3555 x226
tony@w2comm.com
or
Investor Contact:
Sourcefire, Inc.
Tania Almond
Investor Relations Officer
410-423-1919
tania.almond@sourcefire.com